Exhibit 99.2
June 30, 2007
DTE Energy to sell interest in Power & Industrial Projects
•	Company realizes significant shareholder value through the execution of its non-utility monetization plan
•	Total expected after-tax monetization proceeds of approximately $1.5 billion by year-end 2007 with potential upside
•	Total expected common share repurchases of approximately $900 million by year-end 2007 of which more than $400 million has been completed
              DETROIT – DTE Energy (NYSE:DTE) today announced it has agreed to sell a 50 percent interest in a portfolio of select Power & Industrial Projects to GE Corporate Lending. The company expects to realize gross proceeds of $805 million from the sale and a refinancing of the portfolio. The deal is expected to close in late August.
              “This is another significant step in realizing shareholder value through the execution of our non-utility monetization plan,” said Gerard M. Anderson, DTE Energy president and chief operating officer. “Together, the recently closed Antrim sale and this transaction exceed the overall non-utility monetization goals and objectives originally communicated last fall.”
              Chris Brown, DTE Energy Resources executive vice president, continued, “This monetization offers DTE Energy a strong value for a number of our Power & Industrial Projects assets and illustrates our unique ability to originate and optimize profitable, service-oriented businesses with large, energy-intensive customers.”
              DTE Energy Services will enter into a management services agreement to manage the day-to-day operations and act as the managing member of the LLC that owns the portfolio of projects. In addition, the company will maintain a 50 percent equity interest in the LLC. The transaction establishes an approximate $1 billion enterprise value for this portfolio of projects, which includes the equity and debt of the LLC.
              “This transaction validates the significant value created in these projects and demonstrates the expertise of our employees to provide exceptional service to our large industrial customers,” said David Ruud, DTE Energy Services president. “We have a long-established track record of developing and growing profitable power and industrial projects, and we have a talented team in place to identify new opportunities.”
              With the signing of this agreement, the non-utility monetizations are expected to result in total after-tax proceeds of approximately $1.5 billion by year end with potential upside.
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              DTE Energy now expects to use approximately $900 million in proceeds to repurchase common stock by year-end. The company has already repurchased more than $400 million of stock in connection with non-utility monetizations and plans to execute additional open-market purchases throughout the year, including purchases through 10b5-1 plans. DTE Energy may also pursue an accelerated share repurchase plan.
              Morgan Stanley advised DTE Energy on the sale and will jointly lead the debt offering with Barclays Capital.
Conference call and webcast information
              DTE Energy plans to conduct a conference call for the investment community hosted by Anthony F. Earley Jr., DTE Energy chairman and CEO, Anderson and David E. Meador, DTE Energy executive vice president and chief financial officer, at 8:30 a.m. EDT Monday, July 2, to discuss this transaction under the company’s non-utility monetization plan. Investors, the news media and the public may listen to a live internet broadcast of the meeting at dteenergy.com/investors. The telephone dial-in numbers are (800) 263-8506 or (719) 457-2681. There is no passcode. The internet broadcast will be archived on the company’s website. An audio replay of the call will be available until Monday, July 16. To access the replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 6030748.
              DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.3 million customers in Michigan and other non-utility, energy businesses focused on gas pipelines and storage, coal transportation, unconventional gas production, and power and industrial projects. Information about DTE Energy is available at dteenergy.com.
About GE Corporate Lending
              With $14 billion in assets, GE Commercial Finance Corporate Lending is one of North America’s largest providers of asset-based, cash flow, structured finance and other financial solutions for mid-size and large companies. From more than 30 offices throughout the U.S. and Canada, Corporate Lending specializes in serving the unique needs of borrowers seeking $20 million to $2 billion and more for working capital, growth, acquisitions, project finance and turnarounds. Visit www.gelending.com/clnews for more information.
              The information contained herein is as of the date of this news release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this news release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This news release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
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              Factors that may impact forward-looking statements include, but are not limited to: the higher price of oil and its impact on the value of production tax credits or the potential requirement to refund proceeds received from synfuel partners; the uncertainties of successful exploration of gas shale resources and inability to estimate gas reserves with certainty; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws, regulations, and the cost of remediation and compliance, including potential new federal and state requirements that could include carbon and more stringent mercury emission controls, a renewable portfolio standard and energy efficiency mandates; nuclear regulations and operations associated with nuclear facilities; implementation of electric and gas Customer Choice programs; impact of electric and gas utility restructuring in Michigan, including legislative amendments; employee relations, and the negotiation and impacts of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; contributions to earnings by non-utility subsidiaries; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; uncollectible accounts receivable; binding arbitration, litigation and related appeals; changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; timing, terms and proceeds from any asset sale or monetization; and implementation of new processes and new core information systems. This news release should also be read in conjunction with the “Forward-Looking Statements” section in DTE Energy’s 2006 Form 10-K and its 2007 quarterly report on Form 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy.
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For further information, members of the media may contact:

Scott Simons	Lorie Kessler
(313) 235-8808	(313) 235-8807

Analysts – for further information:

Dan Miner	Lisa Muschong
(313) 235-5525	(313) 235-8505